Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CUI Global, Inc. and Subsidiaries

(renamed Orbital Energy Group, Inc. on May 8, 2020)

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement and the accompanying Prospectus of our report dated March 18, 2019, except for Note 2, which is as of March 30, 2020, relating to the consolidated balance sheet of CUI Global, Inc. and Subsidiaries (renamed Orbital Energy Group, Inc. on May 8, 2020) as of December 31, 2018 and the related consolidated statements of operations, comprehensive income and (loss), changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). Our report on the consolidated financial statements refers to the adoption of ASC 606, Revenue from Contracts with Customers, in the year ended December 31, 2018 and also includes an emphasis of matter paragraph related to the presentation of the Company’s Power and Electromechanical segment as discontinued operations.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/Perkins & Company, P.C.

Portland, Oregon

February 3, 2021